FULL CIRCLE INDUSTRIES INC.

STOCK OPTION GRANT NOTICE

FULL CIRCLE INDUSTRIES INC., (the “Company’), pursuant to its 2004 Stock Option Plan (the “Plan’) hereby grants to the Optionee named below a stock option to purchase the number of shares of the Company’s common stock set forth below. As designated below; this stock option either is or is not intended to qualify for the federal income tax benefits available to an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This option is subject to all of the terms and conditions as set forth herein and in Attachment I and the Plan which are incorporated herein in their entirety.

Optionee/Employee:	Employee I.D. #:

Grant No.:	Date of Grant:

Shares Subject to Option:	Exercise Price Per Share: $

Expiration Date:

TYPE OF OPTION: I I Incentive Stock Option I I Nonstatutory Stock Option

VESTING SCHEDULE

ADDITIONAL TERMS/ACKNOWLEDGMENTS: The undersigned Optionee acknowledges receipt of, and understands and agrees to the terms of the following: this Giant Notice, the Stock Option Agreement and the Plan. Optionee further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements pertaining to this particular option.

FULL CIRCLE INDUSTRIES INC.	OPTIONEE:

By:
Signature

Dated:	Date:

Attachment I: Stock Option Agreement

FULL CIRCLE INDUSTRIES INC.

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice and this Stock Option Agreement, the Company has granted you an option to purchase the number of shares of the Company’s common stock (“Common Stock”) indicated in the Grant Notice at the exercise pike indicated in the Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in die Plan shall have the same definitions as in the Plan.

The details of this option are as follows:

1. VESTING. Subject to the limitations contained herein, this option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. METHOD OF PAYMENT. Payment of the exercise price by cash (or check) is due upon exercise of all or any pail of this option which has become exercisable by you. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by die Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company. Payment of the exercise price may also be made by a combination of the above methods.

3. EXERCISE FOR MINIMUM NUMBER OF SHARES. The minimum number of shares with respect to which this option may he exercised at any one time is one hundred (100), except (a) as to an installment subject to exercise, as set forth in paragraph 1, which amounts to fewer than one hundred (100) shares, in which case, as to the exercise of that installment, the number of such shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option, this minimum shall not apply. This option may only be exercised for whole shares.

4. SECURITIES LAW COMPUANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

5. TERM.

(a) The term of this option commences on die Date of Grant (as specified in the Grant Notice) and expires upon the earliest of:

(i) the Expiration Date indicated in die Grant Notice; or

(ii) the tenth (10th) anniversary of the Date of Grant.

(b) Notwithstanding die foregoing:

(i) If your Continuous Service terminates due to your Disability, then this option will continue to die extent of vested by unexercised options for a period of one (1) year after the date such service was terminated, but no later than the Expiration Date.

(ii) If your Continuous Service terminates due to (xl your death, or (y) your Disability and you subsequently die prior to the Expiration Date, (hen this option shall immediately become fully vested and exercisable for all of the option shares as of the date of your death. This option will then expire on the earlier occurring of either the Expiration Date or one (1) year alter die date of your death.

(c) If tins option is designated an incentive stock option, then to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of exercise, you must be an employee of the Company or a “parent corporation” or a “subsidiary corporation” (as those terms are defined in Section 424 of the Code), except in the event of your death or your Disability. The Company has provided for extended exercisability of this option under certain circumstances for your benefit, but does not represent or guarantee that this option will necessarily be treated as an “incentive stock option.”

6. EXERCISE.

(a) You may exercise die vested portion of this option during its term by delivering a notice of exercise (in a form designated by die Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as die Company may then require pursuant to the Plan.

(b) By exercising this option you agree that as a condition to any exercise of this option, the Company may require you to enter an arrangement providing for die payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) die disposition of shares acquired upon such exercise.

(c) If this option is an incentive stock option, then by exercising tins option you agree to notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option.

(d) If this option is a non-statutory stock option, it may be subject to certain terms or restrictions such that shares issued upon exercise of die option are nontransferable or subject to a substantial risk of forfeiture (i.e., the stock is not vested). In that event, you may be eligible for an election under Section 83W) of die Internal Revenue Code, which would allow’ you to report compensation income when you receive the stock rather than when it becomes vested. If you make an election pursuant to Section 83W), the value of the stock is determined when you receive it, and you will have noting to report at the time the stock vests. Because failure to file a Section 83(b) election may result in adverse tax consequences, you are advised to consult your personal tax advisor with respect to the advisability of such an election.

AN ELECTION UNDER SECTION 83W) MUST BE FILED WITHIN 30 DAYS AFTER THE DATE ON WHICH THE OPTIONE PURCHASES SHARES. THIS TIME PERIOI) CANNOT BE EXTENDED. THE OPTIONEE ACKNOWLEDGES THATTIMELY FILING OF A SECTION 83W) ELEGI’ION IS THE OPTIONEE’S SOLE RESPONSIBILITY, EVEN IF THE OPTIONEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

7. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined by die Code or Title I of die Employee Retirement Income Securities Act of 1974, as amended (a ‘DRO’), or the rules (hereunder, and is exercisable during your life only by you or any transferee pursuant to a DRO.

8. OPTION NOT A SERVICE CONTRACT. This option is not an employment or service contract and noting in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of die Company or an Affiliate, or of the Company or an Affiliate to continue your service with the Company or the Affiliate. In addition, nothing in this option shall obligate the Company or any Affiliates, their stockholders, Board of Directors, Officers or Employees to continue any relationship as a Director or Consultant for the Company or any Affiliate.

9. NOTICES. Any notices provided for in this option or die Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by die Company to you, five (5) days after deposit in die United States mail, postage prepaid, addressed to you at die last address you provided to the Company.

10. GOVERNING PLAN DOCUMENT. This option is subject to all die provisions of the Plan, the provisions of which are hereby made a pail of tins option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time he promulgated and adopted pursuant to the Plan. In die event of any conflict between the provisions of this option and those of the Plan, die provisions of the Plan shall control.